Pricing Supplement Dated February 29, 1996  Rule 424(b)(3)
                                         File No. 33-50333
(To Prospectus dated October 8, 1993 and
Prospectus Supplement dated August 1, 1995)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Retail Medium-Term Notes
(U.S. $ Fixed Rate)
____________________________________________________________

Trade Date: February 29, 1996  Original Issue Date: March 7,
1996
Principal Amount: $20,000,000 Net Proceeds to Issuer:
$19,600,000
Issue Price: 100%            Agent's Capacity:
Selling Agent's               x Principal Basis      Agency
Commission/Discount: $400,000
Basis
Interest Rate: 7.10% per annum     Interest Payment Dates:
Maturity Date: March 15, 2011       15th day of each month
                                   commencing April 15, 1996
____________________________________________________________

Form:     x    Book Entry
               Certificated

Redemption:
               The Notes cannot be redeemed prior to
               maturity
          x The Notes may be redeemed prior to maturity on each March 15 or September 15 commencing
               March 15, 2000 on 30 calendar days notice

     Initial Redemption Date: March 15, 2000

     Initial Redemption Percentage: 100%

     Annual Redemption Percentage Reduction: N/A

Repayment:

          x    The Notes cannot be repaid prior to maturity
               The Notes can be repaid prior to maturity at the option of the holder of the Notes

     Optional Repayment Date:  N/A

     Optional Repayment Price:  N/A

Discount Note:      Yes       x  No

The covenant defeasance provisions of the Indenture
described under "Description of Debt Securities --
Defeasance and Covenant Defeasance" in the Prospectus will
apply to the Notes.
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                       Merrill Lynch & Co.

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The Notes described herein are being purchased by Merrill
Lynch & Co., Merrill, Lynch, Pierce, Fenner & Smith
Incorporated (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Retail Medium-Term Notes".
The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company, before deducting expenses payable by the Company, will be $19,600,000.